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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant
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Name of                           State of          Name Under Which
Subsidiary                      Incorporation       Subsidiary Operates
----------                      -------------       -------------------
GW Services, Inc.                California          GW Services Inc.,
                                                     except for the state of
                                                     Texas where DBA is Bottle
                                                     Water Vending, Inc. and the
                                                     State of Arizona where DBA is
                                                     Glacier Water, Inc.

Glacier Water Trust I            Delaware            Glacier Water Trust I

GW Services International, Inc.  Delaware            GW Services International, Inc.
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